News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA ANNOUNCES LEADERSHIP SUCCESSION IN EUROPEAN AND NORTH AMERICAN BUSINESSES
Brian Kocher to Become President of Europe and Joe Huston President of North America

CINCINNATI, Oct. 14, 2010 – Chiquita Brands International, Inc. (NYSE: CQB), announced today the appointment of Brian W. Kocher as president of Europe and the Middle East, and the promotion of Joseph M. Huston as president of North America, effective January 1, 2011. The appointments are consistent with Chiquita’s planned internal leadership succession, further strengthen the company’s global leadership team, provide continuity of leadership in key business areas and position Chiquita to continue to improve profitability, particularly in Europe.

“Brian and Joe are proven executives who have worked together closely to lead our business turnaround in North American bananas and salads,” said Fernando Aguirre, chairman and chief executive officer. “As president of Europe, Brian will bring the same focus, discipline and execution that he has demonstrated in North America to revitalize our profitability in the region, which is our foremost business priority. Joe has a proven track record in North America. He has been prepared and developed to lead the region through assignments in both our banana and salad operations, and he has the focus and drive to sustain the momentum of our profit improvements.”

Aguirre added, “This new global leadership team has the talent to extend the growth of our brands, manage our costs and build our engagement with consumers, customers and employees. I am confident that Brian and Joe will help us to accelerate the execution of our strategy to diversify and grow our businesses and enhance our profitability.”

In his new role as president of Europe and the Middle East, Kocher will be responsible for leading the company’s operations throughout the region, including bananas, other produce and diversified value-added products. Kocher joined Chiquita in 2005 and has served as president of North America since October 2007, leading the successful transformation of the company’s North American banana and salad businesses. He previously served as vice president, controller and chief accounting officer and has more than 18 years of accounting, sales, finance and business process change expertise, including his previous work experience at General Electric and PricewaterhouseCoopers.

As president of North America, Joe Huston will be responsible for leading the company’s bananas, value-added salads, and other produce businesses in the region, as well as the development and growth of new business platforms. Huston joined Chiquita in 2004 and has served since January 2009 as vice president Salad, Healthy Snacking and Vegetable Ingredients, where he has led the sustainable transformation of the company’s salad business. Huston’s previous experience at Chiquita includes serving as vice president United Kingdom and Ireland, where he was responsible for the area banana business, and vice president marketing and innovation, North America. Prior to joining to Chiquita, Huston had more than a decade of experience in marketing and brand management at Procter & Gamble.

Following Kocher’s appointment, Michel Loeb, who has capably led the company’s European business since 2004, will serve in a special assignment reporting to Aguirre. “I thank Michel for his leadership during a time when our business in Europe has changed significantly and faced unprecedented headwinds managing the changes of the EU Tariff regime,” Aguirre added. “He led the successful launch of Just Fruit in a Bottle that now forms the basis of our joint venture with Danone, extended our brand presence with consumers into new channels and led the relocation of our European headquarters to Rolle, Switzerland where he successfully recruited a talented new team.”

About Chiquita Brands International, Inc.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of $3.5 billion, Chiquita employs approximately 23,000 people and has operations in nearly 80 countries worldwide. For more information, please visit www.chiquitabrands.com.

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